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                                                                     EXHIBIT 5.1


                                       June 2, 2004


Noble Energy, Inc.
100 Glenbough Drive, Suite 100
Houston, Texas  77067

                  Re:  $200,000,000 Aggregate Principal Amount of
                       5.25% Notes Due 2014 of Noble Energy, Inc.

Ladies and Gentlemen:

         We have acted as counsel to Noble Energy, Inc., a Delaware corporation (the "Company"), in connection with the registration of $200,000,000 aggregate principal amount of 5.25% Notes due 2014 (the "Exchange Notes") by the Company on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on June 2, 2004 (the "Registration Statement"). The Exchange Notes will be issued pursuant to an indenture (the "Indenture"), dated April 1, 1997, as amended, between the Company and The Bank of New York Trust Company, N.A., as successor trustee to U.S. Trust Company of Texas, N.A. (the "Trustee"). The Exchange Notes will be issued in exchange for the Company's outstanding 5.25% Notes due 2014 (the "Outstanding Notes") on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer").

         For purposes of this opinion, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We have obtained and relied upon such certificates and assurances from public officials and we have deemed necessary.

         Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Exchange Notes have been duly authorized by all necessary action of the Company, and, subject to the Registration Statement becoming effective under the Securities Act of 1933, when duly executed, issued, authenticated and delivered in accordance with the terms of the Exchange Offer and the Indenture, will be legally valid and

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Noble Energy, Inc.
June 2, 2004
Page 2


binding obligations of the Company, enforceable against the Company in accordance with their terms.

         This opinion is limited by, subject to and based on the following:

         (a) The opinion relating to the enforceability of the Exchange Notes is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (b) We express no opinion as to the enforceability of any provisions of the Exchange Notes or the Indenture providing for (i) the waiver of a right of immunity, stay, extension, or usury laws, or
              (ii) any party's consent to jurisdiction or venue.

         (c) This opinion is limited in all respects to the laws of the State of Texas, the General Corporation Law of the State of Delaware, the federal laws of the United States, and, only as to the enforceability of the Exchange Notes, the laws of the State of New York.

         To the extent that the obligations of the Company under the Exchange Notes may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has been duly qualified to engage in the activities contemplated in the Indenture; (iii) the Trustee is in compliance generally, and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; (iv) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; and (v) the Trustee has the requisite organizational and other power and authority to perform its obligations under the Indenture.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm's name under the heading "Legal Matters" in the prospectus contained therein.


                                           Very truly yours,


                                           /s/ Thompson & Knight LLP
                                           -------------------------
                                           Thompson & Knight LLP